Exhibit T3A.41.3
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
* * * * *
     The CIT Group/Capital Equipment Financing, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
DOES HEREBY CERTIFY:
     FIRST: That at a meeting of the Board of Directors of The CIT Group/Capital Equipment Financing, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of The CIT Group/Capital Equipment Financing, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:
The name by which the company is to be known is The CIT Group/Capital Finance, Inc.
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 228 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, The CIT Group/Capital Equipment Financing, Inc. has caused this certificate to be signed by Catherine Stiglich, its Vice President, this Ninth day of May, 1997.

The CIT Group/Capital Equipment Financing, Inc.

By	/s/ Catherine Stiglich

Catherine Stiglich, Vice President

Attest

By:	/s/ Leo Sheer
Leo Sheer, Secretary